Exhibit 99.1

Hampden Bancorp, Inc. Announces Retirement of Stuart F. Young, Jr. From Board of Directors

SPRINGFIELD, Mass.--(BUSINESS WIRE)--February 19, 2013--Stuart F. Young, Jr. has announced his retirement from the Board of Directors of Hampden Bank (the “Bank”) and Hampden Bancorp, Inc. (the “Company”) (NASDAQ:HBNK). Mr. Young shall continue to serve as a consultant, without compensation, to the Board of Directors until April 30, 2013. He has served as a director of the Company since 2007 and as a director of the Bank since 1986. Mr. Young has also served as Chairman of the Board.

“We want to extend our appreciation to Mr. Young for his years of service with our organization. The Board is grateful for his dedication and his contributions to the Bank over the last twenty-seven years. We congratulate him on his retirement and wish him well in his future endeavors,” stated, Glenn S. Welch, Chief Executive Officer and President of Hampden Bancorp, Inc. and Hampden Bank.

About Hampden Bank

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Special Note Regarding Forward-looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse effect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s filings Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) including the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

CONTACT:
Hampden Bancorp, Inc.
Robert Massey, 413-452-5181
CFO
rmassey@hampdenbank.com